Exhibit 99.1

Press Release	Source: Callisto Pharmaceuticals, Inc.

Callisto Pharmaceuticals Files Suit Against Tapestry Pharmaceuticals For Breach of Confidential Disclosure Agreement

NEW YORK, Dec. 21 /PRNewswire-FirstCall/ — Callisto Pharmaceuticals, Inc. (Amex: KAL - News; FWB: CA4), a developer of new drug treatments in the fight against cancer and other major health threats, announced today that it has filed a complaint against Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH), Leonard P. Shaykin and Kai P. Larson in the Supreme Court of the State of New York alleging that Tapestry used the information they obtained pursuant to a confidential disclosure agreement between the companies to cause Donald Picker, Ph.D., Callisto’s Executive Vice President, Research & Development, to resign from Callisto and accept a position with Tapestry.  In addition, Callisto is alleging that Tapestry fraudulently entered into the confidential disclosure agreement and intentionally interfered with Dr. Picker’s employment agreement with Callisto.  Callisto is seeking actual and punitive damages.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto’s drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs in pre-clinical development for other significant health care markets, including ulcerative colitis. One of the Company’s lead drug candidates, Atiprimod, is in development to treat advanced carcinoid cancer, a neuroendocrine tumor, and relapsed multiple myeloma, a blood cancer. Atiprimod is presently in a Phase II clinical trial in advanced carcinoid cancer patients, and in Phase I/IIa human clinical trials in relapsed multiple myeloma patients, and advanced cancer patients, respectively. Another anti-cancer drug, L-Annamycin, is being developed as a treatment for forms of relapsed acute leukemia, a currently incurable blood cancer. Callisto initiated a clinical trial of L-Annamycin in adult relapsed acute lymphocytic leukemia patients in 4Q 2005. L-Annamycin, a new compound from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Callisto also has drugs in preclinical development for gastro-intestinal inflammation, and cancer. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. More information is available at http://www.callistopharma.com .

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K/A for the year ended December 31, 2005, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

Source: Callisto Pharmaceuticals, Inc.